Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:
National Bancshares Corporation 3Q Report

ORRVILLE, Ohio, October 19, 2004 / PR NEWSWIRE / — National Bancshares Corporation (OTC: NBOH), the holding company of First National Bank (www.fnborrville.com), released their financial results for the third quarter of 2004.

Financial results for the first nine months of 2004 were mixed. Net loans increased by over $13.6 million, or 7.5%, above September 30, 2003. The majority of the growth in loans was realized in commercial and home equity products. Total deposits declined by more than $4 million, or 1.6%, when compared to the same period of the previous year. This decline was primarily due to unusually large transient deposits included in September 30, 2003 balances. Total assets declined by almost $3.2 million, or 1%, from September 30, 2003. Net income declined by $163 thousand, or 7.3%, when compared to the first nine months of 2003. This decline was driven by an increase in non-interest expenses, offset by growth in non-interest income. Higher non-interest expense is due to significant internal reorganization and training of personnel to position the company for future growth and expansion.

A third quarter cash dividend of 15¢ per share is being paid October 19, 2004 to shareholders of record as of September 30, 2004.

“In recent years we have seen a changing landscape in the area of competition, not only in our industry, but in our particular market as well,” said Charles J. Dolezal, President and Chairman. “A number of bank mergers have occurred, with smaller banks being acquired by larger institutions. Some have been driven by stock price, while others have been driven by cost factors, such as the ongoing and costly regulatory burden on financial institutions. Whatever the reason, the changes have created opportunities as well as challenges for community banks such as ours. As mentioned above, we are positioning our organization for future growth by reorganizing responsibility lines and providing significant training to our staff.”

National Bancshares Corporation, a one-bank holding company with assets of approximately $305 million, operates fourteen First National Bank offices in Orrville, Massillon, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Lodi, and Seville.

Forward-looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. The company disclaims any obligation to publicly update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30, 2004	September 30, 2003
ASSETS:
Cash and due from banks	$11,227,535	$8,728,672
Federal funds sold	3,870,000	21,000,000

Total cash and cash equivalents	15,097,535	29,728,672
Interest bearing deposits with banks	—	998,446
Securities available for sale	57,490,830	59,686,147
Securities held to maturity	18,035,576	17,162,474
Federal bank stock	2,832,850	2,751,050
Loans held for sale	199,600	—

Total loans (excluding unearned income)	198,144,701	184,452,728
Less: allowance for loan losses	1,767,413	1,743,424

Loans, net	196,377,288	182,709,304
Accrued interest receivable	1,697,328	1,715,472
Premises and equipment	4,464,679	4,622,061
Other assets	8,710,473	8,725,093

TOTAL	$304,906,159	$308,098,719

LIABILITIES:
Deposits:
Demand	$41,361,027	$35,533,561
Savings and N.O.W.s	129,600,609	134,591,538
Time	75,509,710	80,402,620

Total deposits	246,471,346	250,527,719
Securities sold under repurchase agreements	2,753,739	2,123,297
Federal reserve note account	428,576	157,534
Federal Home Loan Bank advances	17,000,000	17,068,581
Accrued interest payable	443,337	481,191
Other liabilities	2,701,667	2,985,685

Total liabilities	269,798,665	273,344,007

SHAREHOLDERS’ EQUITY
Common Stock, without par value:
6,000,000 shares authorized and 2,289,528 shares issued	11,447,640	11,447,640
Additional paid-in-capital	4,689,800	4,689,800
Retained earnings	18,924,450	17,784,740
Accumulated other comprehensive income	1,235,097	2,022,025
Less: Treasury shares	(1,189,493)	(1,189,493)

Total shareholders’ equity	35,107,494	34,754,712

TOTAL	$304,906,159	$308,098,719

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For Nine Months Ended September 30, 2004 and September 30, 2003

	September 30, 2004	September 30, 2003
INTEREST & DIVIDEND INCOME:
Loans, including fees	$8,230,487	$8,625,312
Federal funds sold	28,635	78,837
Interest and dividends on investments US government obligations	874,262	896,522
Obligations of states and political subdivisions	680,989	710,651
Other securities	1,561,668	1,334,061

Total interest & dividend income	11,376,041	11,645,383

INTEREST EXPENSE:
Deposits	1,852,366	2,355,415
Short term borrowings	7,287	5,036
Federal Home Loan Bank advances	634,164	527,238

Total interest expense	2,493,817	2,887,689

Net interest income	8,882,224	8,757,694
PROVISION FOR LOAN LOSSES	177,500	155,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,704,724	8,602,694

NONINTEREST INCOME	1,503,547	1,151,415

NONINTEREST EXPENSE:
Salaries and employee benefits	4,025,631	3,683,955
Net occupancy expense	503,293	506,930
Other expenses	2,921,854	2,585,598

Total noninterest expense	7,450,778	6,776,483

INCOME BEFORE INCOME TAXES	2,757,493	2,977,626
INCOME TAXES	677,423	734,408

NET INCOME	$2,080,070	$2,243,218

NET INCOME PER COMMON SHARE	$0.93	$1.00

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